Exhibit 99.1

First Wave BioPharma Announces Exclusive Global License Agreement for Capeserod from Sanofi

First Wave to develop and repurpose Capeserod for gastrointestinal (GI) indications based on AI-empowered analyses, expanding the company’s GI-focused pipeline

BOCA RATON, Fla. September 14, 2023 -- First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced an agreement with Sanofi (NASDAQ: SNY) to license Capeserod, a selective 5-HT4 receptor partial agonist, which First Wave will repurpose and develop for gastrointestinal (GI) indications.

Under the terms of the agreement, First Wave will receive from Sanofi an exclusive, global license for Capeserod and will assume responsibility for all future clinical development. The licensing agreement, which includes a modest upfront payment, backend milestone payments and single digit royalties on net sales, provides a right of first refusal for Sanofi to reacquire Capeserod following certain stages of clinical development and to commercialize the product.

Sanofi’s research on Capeserod and the subsequent artificial intelligence (AI)-empowered analyses suggest that the drug’s mechanism of action has potential applications for several gastrointestinal disorders in multibillion-dollar markets where there are significant unmet clinical needs. Sanofi previously conducted seven Phase 1 and two Phase 2 trials investigating the potential of Capeserod for neurological disorders. In these trials, involving over 600 patients, Capeserod appeared safe and well-tolerated. First Wave will immediately request a meeting with the U.S. Food and Drug Administration (FDA) to establish a development and regulatory pathway for Capeserod in GI diseases with the intent to initiate clinical trials in 2024.

“Securing an exclusive, worldwide license from Sanofi for Capeserod is potentially a transformative event for First Wave that adds a drug with a well-documented safety profile to our GI-focused development pipeline,” stated James Sapirstein, President and CEO of First Wave. “Capeserod has been investigated in multiple clinical trials involving over 600 patients and through this research and AI-based analyses evidence emerged suggesting the drug possesses a unique mechanism of action that is applicable to several GI indications underserved by currently available therapeutics. We intend to immediately initiate discussions with the FDA focused on a development and regulatory plan that would enable us to begin Phase 2 clinical trials of Capeserod in 2024.”

Mr. Sapirstein continued: “First Wave is excited by the opportunity to advance the development of Capeserod in this new indication, and we are supportive of Sanofi’s outlook on AI and its potential to expand the druggable universe, expedite the drug screening process to find disease drivers and potential drug candidates, and lower R&D expenses.”

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple Phase 2 clinical stage programs built around three proprietary technologies – Capeserod, a selective 5-HT4 receptor partial agonist which First Wave will pursue for gastrointestinal (GI) indications; the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency; and niclosamide, an oral small molecule with anti-inflammatory properties for patients with inflammatory bowel diseases such as ulcerative colitis and Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com